Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JUNE CASH DISTRIBUTION

     DALLAS, Texas, June 18, 2004 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.063289 per unit, payable on July 15, 2004, to unit holders of record on June 30, 2004.

     This month’s distribution decreased from the previous month due primarily to slightly lower gas production in both the Waddell Ranch and Texas Royalty properties and a small increase in capital costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 57,799 bbls and 238,143 mcf. The average price for oil was $33.63 per bbl and for gas was $4.92 per mcf. This would primarily reflect production for the month of April. Capital expenditures were approximately $689,637. The numbers provided reflect what was net to the Trust.

     The 2003 Annual Report/10-K and the 1st Quarter 2004 report are now available. To obtain a copy, and for more information on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085